Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement"), dated as of the 17th day of September, 2024 ("Agreement Date"), is by and between Windsor Advantage LLC ("Windsor") and Michael Breckheimer ("Executive") and amends and restates that certain Employment Agreement, dated March 27, 2024, by and between Capital Bank, N.A. and Executive.

WHEREAS, Capital Bancorp, Inc. (“Company”) has entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Integrated Financial Holdings, Inc. (“IFH”), pursuant to which IFH will merge with and into the Company, with the Company surviving (the “Transaction”); and

WHEREAS, in connection with the Transaction, the Company, Capital Bank, N.A., Windsor and Executive desire to terminate Executive’s prior Employment and Change in Control Agreement, dated December 31, 2018, by and among West Town Bancorp Inc., Windsor, and Executive, as subsequently amended (the “Prior Employment and Change in Control Agreement”) and enter into an employment agreement as provided herein; and

WHEREAS, Capital Bank, N.A. and Executive previously executed that certain Employment Agreement, dated March 27, 2024, and Capital Bank, N.A., Executive and Windsor now desire to amend and restate such Employment Agreement to provide that Windsor, instead of Capital Bank, N.A., shall act as the entity employing Executive; and

WHEREAS, contingent upon and effective upon the closing of the Transaction (the “Effective Date”), Executive’s employment shall continue with the Windsor in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Windsor and Executive hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES; EFFECTIVE DATE

Contingent upon the Closing and effective as of the Effective Date, the Executive agrees to serve as the Senior Vice President, Head of Windsor during the period of his employment hereunder.  As such, the Executive shall be responsible for the customary duties associated with such position.  In addition, the Executive will perform other duties for Windsor or its affiliates as delegated to him from time to time by the Chief Executive Officer of the Company  (the “CEO”) or the Company’s Board of Directors (the “Board”). For the avoidance of doubt, this Agreement shall automatically become effective on the Effective Date without any action by any party hereto; provided, however, that in the event the Merger Agreement is terminated as provided therein and the Transaction is not consummated, this Agreement shall have no further force or effect and will not become effective.

2.	TERMS AND DUTIES

(a)          The period of the Executive's employment under this Agreement shall begin as of the Effective Date and shall continue until one year thereafter (the “Initial Term”), subject to renewal unless sooner terminated as provided for below.  After the Initial Term, this Agreement shall automatically renew for successive one-year terms (collectively with the Initial Term, the “Term”) unless written notice of non-renewal (“Non-Renewal Notice”) is provided by any party at least six (6) months in advance of the end of the Term.  Subject to Sections 6 and 8, the Executive may terminate his employment under this Agreement, with or without Good Reason, and Windsor may terminate the employment of the Executive, with or without cause.

(b)          During the period of his employment hereunder, except for periods of absence occasioned by illness and reasonable vacation periods, the Executive shall, on a full-time basis, faithfully perform his duties hereunder including activities and services related to the organization, operation, and management of Windsor.

3.	COMPENSATION AND REIMBURSEMENTS

(a)          Transaction CiC Bonus Payout.  Executive shall be entitled to a “Transaction CiC Bonus” as a result of the Transaction in accordance with the following provisions:   (i) an award of restricted stock units of the Company (“RSUs”), granted  pursuant to, and subject to, the Capital Bancorp, Inc., 2017 Stock and Incentive Compensation Plan (“Plan”) within 30 days of the Effective Date, with the number of RSUs based on fair market value of the Company’s common stock as of the grant date equal to $593,931, which such RSUs shall vest on the first day after the one year anniversary of the Effective Date provided Executive is employed by Windsor at the end of the Initial Term, and shall  be settled in shares of Company common stock within 30 days following such vesting date and (ii) a lump sum cash bonus payment  of $593,931 to be paid within 30 days of the Effective Date, less applicable taxes and payroll deductions. Notwithstanding the foregoing, in the case of a termination pursuant to Section 6(a)(i) or Section 6(a)(ii), Executive shall be entitled to receive any unsettled or unpaid amounts of the Transaction CiC Bonus within 60 days of the Executive’s employment termination date (provided, however, that the RSUs will not vest, in any event, prior to the first day after the one year anniversary of the Effective Date) . The settlement and payment of any part of the Transaction CiC Bonus is contingent upon (i) Executive's timely execution of (and non-revocation of) a release of all claims in a form provided by Windsor and (ii)  Executive's continued observance of all post-termination obligations described in this Agreement.

(b)        Base Salary.  In consideration of the services to be rendered by the Executive hereunder during the Term, Windsor shall pay the Executive as compensation an annual base salary ("Base Salary") of $366,000.  All Base Salary shall be pro-rated to the extent that the Executive works partial calendar years during the term of the Agreement.  Such Base Salary shall be payable semi-monthly.  During the period of this Agreement, the Executive's Base Salary shall be reviewed at least annually.  Such review shall be conducted by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), and the Compensation Committee may increase, in its sole discretion, but not decrease, Executive's Base Salary (any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement).

(c)           Annual Incentive Compensation.  During the Term, the Executive shall have an annual incentive opportunity to earn up to an additional 30% at target (and up to 45% for overachieving targets) of his current year's Base Salary as incentive compensation, based on annual performance targets specified by the CEO and the Board, which shall be determined by the CEO and the Board in consultation with the Executive on or before the last day of March each year (other than with respect to partial calendar year in which this Agreement first becomes effective, which shall be determined as soon as practicable after the Effective Date), with respect to the then current calendar year.  Any amounts earned shall be paid  in cash in accordance with applicable regulatory requirements and guidelines regarding risk management and incentive compensation, and paid out no later than 2 ½ months after the end of the year for which it was earned.  Any amount earned in the year in which this Agreement first becomes effective will be prorated to reflect Executive’s first day of employment hereunder.  The terms and conditions of each annual incentive opportunity shall be set forth in writing and shall specify the time and form of payment and such other terms that may be required with respect to any deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code").

(d)          Stock Options and Restricted Stock.  Stock options shall be granted to the Executive at the discretion of the Compensation Committee.  All Stock option grants or restricted stock awards shall be evidenced by a separate grant agreement which shall be consistent with the terms and conditions of the Company’s stock plan.

(e)         Welfare Benefit Plans.  During the Term, Executive will be entitled to participate in or receive benefits under any employee welfare benefit plans made available by Windsor to its senior executives including but not limited to, retirement plans, supplemental retirement plans, medical, disability, life insurance plans, paid-time off, holidays and any other employee welfare benefit plan or arrangement made available by Windsor in the future to its senior executives.

(f)         Reimbursable Expenses.  Windsor shall also pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive in performing his obligations under this Agreement, including reasonable entertainment, pursuant to policies and procedures determined by the Board from time to time.

(g)          Fringe and Other Benefits.  In addition, during the Term, Executive shall be entitled to fringe benefits in accordance with the plans made available by Windsor to its senior executives.

(h)         Withholdings. Windsor will withhold from any amounts payable under this Agreement such federal, state, and local taxes as Windsor determines are required to be withheld pursuant to applicable law.

(i)        Clawback Provisions.  Executive agrees that any incentive compensation that Executive receives from Windsor pursuant to this Agreement or any other agreement or arrangement with Windsor may be subject to clawback to the extent consistent with industry best practices, or as required by the Company’s Incentive Compensation Recovery Policy or as required under any law, government regulation or stock exchange listing regulation.

4.	OUTSIDE ACTIVITIES

The Executive may only serve as a member of the board of directors of business, community and charitable organizations with the express approval of the CEO provided that in each case such service shall not interfere with the performance of his duties under this Agreement or present any conflict of interest.

5.	WORKING FACILITIES

 Windsor shall provide Executive with support services suitable to his position with Windsor and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a)          The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement.  As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

(i)          the involuntary termination by Windsor of Executive's full-time employment hereunder for any reason other than (A) Disability (as defined in Section 7) or death; or (B) termination for Cause (as defined in Section 8 below) or (C) due to regulatory requirements, provided that such termination of employment constitutes a "Separation from Service" as defined in Section 6(f); or

(ii)        the Executive's voluntary resignation from Windsor's employ for "Good Reason," which means resignation upon any of the following without the Executive's consent:

(A)          material diminution in Executive's authority, duties, or responsibilities for the position set forth in Section 1, except if such diminution is due to regulatory requirements,

(B)          material reduction in the Executive's salary, compensation, or benefits from that described in Section 3, above, except if such change is due to regulatory requirements,

(C)         a relocation of the Executive's principal place of employment to a geographic area that is more than 50 miles from Executive’s assigned office location as of  the Effective Date,

(D)         liquidation or dissolution of Windsor other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive, or

(E)         material breach of this Agreement by Windsor, following thirty days’ notice and opportunity to cure, except if such breach is due to regulatory requirements.

Upon the occurrence of any event described in clauses (ii) (A) through (E), above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect.  Windsor shall have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that Windsor may elect to waive such thirty (30) day period.   Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by Windsor, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of Windsor and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A) through (E) above, provided, however, that the Executive must actually terminate employment no later than one hundred and eighty (180) days after the initial event giving rise to the right to elect to resign for Good Reason as described in this section.

(b)          Upon the occurrence of an Event of Termination, starting on the Date of Termination, as defined in Section 9(c), Windsor shall pay the Executive, or, in the event of his death subsequent to the occurrence of the Event of Termination, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay an amount equal to 18 months of continued Base Salary, to be paid semi-monthly (“Separation Pay”). Any earned but unpaid incentive compensation for a prior completed calendar year shall be paid to the Executive in a lump sum no later than 2 ½ months after the end of the calendar year in which it was earned. Unless the Board determines otherwise, no pro-rated incentive compensation shall be paid with respect to the year in which the Event of Termination occurs and no acceleration of vesting of outstanding compensatory equity awards shall be provided, except that if the Date of Termination is six months or more into a calendar year, the Executive shall also be paid a prorated portion of the bonus he would have received as part of senior management (if bonuses are paid to senior management for that year) based on the portion of the calendar year he worked until the Date of Termination,  and provided further that the Board, in good faith, shall determine the amount of such pro-rated bonus (if any).

(c)         Upon the occurrence of an Event of Termination, Windsor will, at its sole expense, cause to be continued under Windsor's group coverages (or under appropriate substitute individual coverages), life and medical coverage substantially identical to the coverage maintained by Windsor for the Executive prior to his termination.  Such coverage or payment shall continue for 18 months from the Date of Termination.

(d)       The payment of all amounts and benefits under this Section 6 is contingent upon (i) the Executive's timely execution of (and non-revocation of) a release of all claims in a form provided by Windsor and (ii) the Executive's continued observance of all post-termination obligations described in this Agreement.

(e)            Section 409A Compliance:

(i)         To the extent that any payment or benefit under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), it is intended that this Agreement as applied to that payment or benefit comply in all respects with the requirements of Code Section 409A, and that the Agreement shall be administered and interpreted consistent with that intent.  Windsor and the Executive agree to work together in good faith to limit or avoid any taxes, penalties or excise taxes applicable to payment and benefits under this Agreement in compliance with Section 409A; however, Windsor and its affiliates shall have no liability to the Executive, or his successor or beneficiary, in the event that taxes, penalties or excise taxes are ultimately determined to be applicable to any payment or benefit received by the Executive nor for reporting in good faith any payment of benefit as subject to Code Section 409A.

(ii)        Notwithstanding any provision to the contrary in this Agreement, no amount that is nonqualified deferred compensation subject to Code Section 409A will be payable pursuant to this Agreement in connection with the termination of the Executive’s employment unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and, for purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” of a “publicly traded” company for purposes of Section 409A(a)(2)(B)(i) of the Code, if Separation Pay or any other payments or benefits or any portion thereof must be delayed to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s Separation Pay or other applicable payments or benefits will be delayed until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company and Windsor under Code Section 409A, or (ii) the date of the Executive’s death; at which time all payments delayed pursuant to this sentence will be paid in a lump sum to the Executive or, if applicable, Executive’s estate, and any remaining payments due under this Agreement will be paid as otherwise provided herein.

7.	TERMINATION UPON DISABILITY OR DEATH

(a)        Termination of Executive's employment based on "Disability" shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is entitled to receive long-term disability benefits under Windsor’s long-term disability plan; (ii) the Executive’s inability, due to physical or mental incapacity to substantially perform his essential duties and responsibilities under this Agreement for ninety (90) days out of any three hundred sixty-five (365) period; or (iii) the Executive is determined to be totally disabled by the Social Security Administration.  In the event of the Executive's Disability during the term of the Agreement, the Executive shall be paid only the Executive's earned but unpaid Base Salary through the date of the Executive's Disability.

(b)          In the event of the Executive's death during the term of the Agreement, his estate shall be paid only the Executive's earned but unpaid Base Salary through the date of the Executive's death.

8.	TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON

In the event that employment hereunder is terminated by Windsor for Cause or upon the Executive's voluntary resignation without Good Reason, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law.  "Cause" means that there has been a good faith determination by the Board that one or more of the following events with respect to the Executive has occurred:

(i)          the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude;

(ii)      the willful commission by the Executive of a criminal or other act that, in the judgment of the Board, will likely cause substantial economic damage to Windsor or its affiliates or substantial injury to the business reputation of Windsor;

(iii)       the commission by the Executive of an act of fraud in the performance of his duties on behalf of Windsor;

(iv)      any material breach by the Executive of any material term of this Agreement provided that Windsor gives written notice to Executive and Executive fails to cure the condition within thirty (30) days following notice;

(v)         the Executive’s arrest for any crime involving fraud, embezzlement, theft or dishonesty that in the sole opinion of a majority of the Board has caused a material negative impact on the reputation of Windsor or its affiliates or prevents the Executive from performing his duties;

(vi)       continued incompetence or the any willful failure by the Executive to follow a reasonable and lawful directive of the CEO or Board, other than any such failure resulting from the Executive's incapacity due to physical or mental illness, after written notice of the claimed deficiency and a failure to cure the condition within thirty (30) days following notice;

(vii)     a finding by Windsor, after an independent investigation, that the Executive engaged in unlawful discriminatory or harassing behavior toward employees of Windsor or its affiliates;

(viii)     the Executive’s knowing and willful unauthorized disclosure of Confidential Information; or

(ix)       an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment by Windsor or requiring the removal of the Executive or a reduction in the Executive's duties or title.

Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board other than the Executive at a meeting of the Board called and held for the purpose (after at least seven calendar days’ notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board Cause exists to terminate the Agreement.  Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 9 below.

9.	NOTICE

(a)          All notices required to be given under the terms of this Agreement or which either of the parties desires to give hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed as follows:

(i)          if to Windsor, addressed to:

Windsor Advantage, c/o Capital Bancorp, Inc.
2275 Research Blvd.  6th Floor
Rockville, MD 20850
Attention: Edward Barry, CEO

(ii)          if to the Executive, addressed to:

Michael Breckheimer
997 Morrison Dr, Ste. 205
Charleston, SC 29403

or at such other address as may be provided by Windsor or Executive by notice from one to another in writing from time to time.

(b)          Any purported termination by Windsor or by the Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a written notice, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(c)          "Date of Termination" shall mean:

(i)          if the Executive’s employment terminated on account of the Executive’s death, the date of the Executive’s death;

(ii)         if the Executive's employment is terminated for Disability, the date that it is determined that the Executive has a Disability;

(iii)        if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, except in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given);

(iv)        in the event of termination for Cause, termination shall be immediate upon the date of the Notice of Termination.

10.	PAYMENTS RELATED TO A CHANGE IN CONTROL

(a)           In the event that the aggregate payments or benefits to be made or afforded to the Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then (i) such payments or benefits shall be payable or provided to the Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three times the Executive’s “base amount” under Code Section 280G or (ii) the payments or benefits to be provided under this Agreement shall be reduced to the extent necessary to avoid treatment as an excess parachute payment.

(b)         The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to Windsor and shall not constitute “excess parachute payments” within the meaning of Code Section 280G.  If Windsor’s independent accounting firm or independent tax counsel appointed by Windsor (“Tax Counsel”) determine that any or the aggregate value (as determined pursuant to Code Section 280G) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Company and Windsor to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made.  The Payment shall be reduced by the Company or Windsor pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

(c)           All calculations and determinations under this Section 10 shall be made by Tax Counsel whose determinations shall be conclusive and binding on Windsor and the Executive for all purposes.  For purposes of making the calculations and determinations required by this Section 10, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999.  Windsor and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section 10.  Windsor shall bear all costs Tax Counsel may reasonably incur in connection with its services.  In connection with making determinations under this Section, Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and Windsor shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

(d)          “Change in Control” shall mean (i) a Change in Effective Control; (ii) a Change of Asset Ownership; or (iii) a Change of Ownership; in each case, as defined herein.

(i)          A "Change in Effective Control" shall be deemed to have occurred on the date either (A) Person(s) or a Group (each as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires (including the aggregate amount of stock acquired during the preceding 24 months) ownership of stock of the Company possessing more than 50% of the total voting power of the Company’s outstanding stock, or (B) a recapitalization of the Company shall occur in a single transaction or series of transactions in which either (1) stock of the Company possessing more than 50% of total voting power of the Company's outstanding stock following such transaction or series of transactions is issued or (2) by agreement or otherwise, the purchasers of the Company stock in such transaction or series of transactions obtain the power to exercise control, directly or indirectly, over the management of the Company, or (C) a majority of the members of the Company Board is replaced during any 24 month period by directors whose election is not endorsed by a majority of the members of the Board prior to such election.

(ii)         A "Change of Asset Ownership" shall be deemed to have occurred on the date that a transaction occurs in which, either such transaction individually or in aggregation with all other transactions occurring within the preceding 24 months, assets (which shall include outstanding stock or other equity ownership interests of Windsor and any of the Affiliates) of the Company were acquired from the Company (and/or any of such Affiliates or any of the Company's subsidiaries) that have a total gross fair market value that is equal to or exceeds 50% of the total gross fair market value of all the Company's consolidated assets immediately prior to such transaction.

(iii)        A "Change of Ownership" shall be deemed to have occurred on the date one Person or Group acquires ownership of stock of the Company that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that such Person or Group did not previously own 50% or more of the value or voting power of the outstanding stock of the Company.

(iv)       For purposes of determining whether the Company has undergone a Change in Control under this Section 10, the term the Company shall include any corporation that is a majority shareholder of the Company within the meaning of Section 409A (owning more than 50% of the total fair market value and total voting power of the Company).

Notwithstanding the foregoing, to the extent permissible under Section 409A, a Change in Control shall not include any transaction to which Executive agrees in a writing does not constitute a Change in Control, specifically noting this provision of this Agreement.

11.	POST-TERMINATION OBLIGATIONS

(a)         All payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with this Section.  Further, upon termination of this Agreement and Executive’s employment for any reason, Executive shall be deemed to have resigned as an officer, director (and any committees thereof) and manager of Windsor and any affiliates of the Windsor, and Executive agrees to take any actions required to affect the same.  For purposes of this Section 11, references to “Windsor” automatically include any legal predecessors.

(b)          Executive acknowledges that (i) in the course of Executive's employment with Windsor and its affiliates, Executive (1) customarily and regularly provides government guaranteed lending (“GGL”) services for customers or prospective customers of Capital Bank, N.A.  and/or Windsor; (2) has the primary duty of managing the GGL business of Windsor and/or Capital Bank, N.A.; or (3) performs the duties of a key employee; (ii) Windsor has one or more legitimate business interests justifying enforcement in full of the restrictive covenants provided for herein; (iii) Executive has had and will continue to have access to trade secrets and other confidential information of Capital Bank, N.A., , Windsor and their respective affiliates relating to their GGL operations, which, if disclosed, would unfairly and inappropriately assist in competition against Capital Bank, N.A., Windsor and their respective affiliates, (iv) Capital Bank, N.A., Windsor and their respective affiliates have substantial relationships with their GGL customers and Executive has access to these customers; and (v) Executive has generated and will continue to generate goodwill for Capital Bank, N.A., Windsor and their respective affiliates in the course of Executive's employment. Accordingly, in consideration for this Agreement, continued employment with Windsor or its affiliates and/or in exchange for valuable consideration provided Executive, including but not limited to the equity and incentive awards described herein, access to trade secrets, and other benefits, during Executive's employment with Windsor and/or its affiliates and for a period of 12 months thereafter, Executive undertakes and agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation in the same capacity as Executive worked for Windsor and its affiliates), or render GGL services in the same or similar capacity as Executive provided to Windsor or its affiliates to, any person, firm, corporation or other entity, in whatever form, engaged in any business, activity, enterprise or venture that conducts activities or provides GGL products or services of the type conducted, offered or provided by (or that Capital Bank, N.A., Windsor or their respective affiliates have taken reasonable tangible steps to conduct, offer or provide), or that compete with or are substitutes for any product or service conducted, offered or provided by (or that Capital Bank, N.A., Windsor or their respective affiliates have taken reasonable tangible steps to conduct, offer or provide), Capital Bank, N.A., Windsor or their respective affiliates (including, for the avoidance of doubt, any Small Business Administration lender service provider(LSP)) during the term of Executive’s employment with Windsor (a "Competitive Business") in any area of the United States in which Capital Bank, N.A., Windsor or their respective affiliates did GGL business in the 12 months prior to the termination of Executive's employment. Notwithstanding the foregoing, (i) Executive shall not be prohibited from being employed by any person, firm, corporation or other entity that, in addition to providing other products or services or operating other business lines, conducts activities or provides GGL products or services, so long as Executive does not render any services or provide any advice or assistance to such person, firm, corporation or entity related to GGL products or services, and (ii) nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is a Competitive Business, so long as Executive has no active participation in the business of such corporation.

(c)         During the term of Executive’s employment with Windsor and/or its affiliates and for a period of 12 months after termination, Executive agrees that Executive shall not, except in the furtherance of Executive's duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, call on, solicit or service any user, customer, supplier, vendor, licensee, licensor or other person that has a business relationship with Capital Bank, N.A., Windsor or any of their respective affiliates in order to induce or attempt to induce such person to cease doing business with Capital Bank, N.A., Windsor or any of their respective affiliates, or in any way interfere with the relationship between any such user, customer, supplier, vendor, licensee, licensor or other person, on the one hand, and Capital Bank, N.A., Windsor or any of their respective affiliates, on the other hand, including by making any negative or disparaging statements or communications about Capital Bank, N.A., Windsor or any of their respective affiliates or any of their respective businesses, services, products, technologies, legal compliance requirements, equity holders, directors, officers, employees or contractors or otherwise. During the term of Executive’s employment with Windsor and/or its affiliates and for a period of 12 months after termination, Executive agrees that Executive shall not, except in the furtherance of Executive's duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any individual or entity that is, or was during the 12 month period prior to such solicitation, aiding or inducement, an employee or contractor of Capital Bank, N.A., Windsor or any of their respective Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Capital Bank, N.A., Windsor or their respective affiliates or hire or retain any such employee or contractor, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee or contractor, or (ii) interfere, or aid or induce any other person or entity in interfering, with the relationship between Capital Bank, N.A., Windsor or any of their respective affiliates and any of their respective vendors, joint venturers or licensors.

(d)          The parties intend that the restrictive covenants set forth in this Section 11 be enforceable against Executive regardless of the reason his employment with Windsor terminates.  The existence of any claim or cause of action by Executive against Windsor or any of its affiliates shall not constitute a defense to the enforcement by Windsor of the restrictive covenants set forth in this Section 11.

(e)         Executive agrees that the restrictions and covenants in this Section 11 are reasonably necessary to protect the legitimate interests of Windsor, are reasonable with respect to the time and geographic boundaries and do not interfere with the interests of the public.  Executive further agrees that the consideration set forth in this Agreement is fair and adequate to support Executive’s obligations and Windsor’s rights.  The covenants and agreements contained in this Section 11 shall be construed as separate and independent covenants. Should any part or provision of any such covenant or agreement be held invalid, void or unenforceable in any court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable by a court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable as a result. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction unless modified, it is the intent of the parties that the otherwise invalid or unreasonable term shall be reformed, or a new enforceable term provided, so as to most closely effectuate the provisions as is validly possible.

(f)         The Executive shall, upon reasonable notice, furnish such information and assistance to Windsor as may reasonably be required by Windsor in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(g)         The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of Windsor and its affiliates, as may exist from time to time, is a valuable, special and unique asset of the business of Windsor.  During the term of this Agreement and for 18 months after the expiration or termination hereof, the Executive will not, disclose any knowledge of the past, present, planned or considered business activities of Windsor or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal or state banking agency with jurisdiction over Windsor, its affiliates or the Executive).  Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not derived from the business plans and activities of Windsor or its affiliates, and the Executive may disclose any information regarding Windsor which is otherwise publicly available.  ln the event of a breach or threatened breach by the Executive of the provisions of this Section, Windsor will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Windsor or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting Windsor from pursuing any other remedies available to Windsor for such breach or threatened breach, including the recovery of damages from Executive.

(h)         The parties agree that in the event of a breach by Executive of any of the provisions in this Section 11, that monetary damages alone will not adequately compensate Windsor for its losses and that Windsor shall be entitled to any and all legal or equitable relief available to it, specifically including injunctive relief and Executive shall be liable for all damages, including actual and consequential damages, costs and expenses and legal costs and actual attorney’s fees, incurred by Windsor as a result of taking action to enforce the provisions in this Section 11.

12.	CONFIDENTIAL INFORMATION

(a)          Confidentiality Obligation.  The Executive understands and acknowledges that during the Term, he will have access to and learn about Confidential Information, as defined below.  The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of Windsor) not having a need to know and authority to know and (iii) to use the Confidential Information solely in connection with the business of Windsor.  The Executive understands and acknowledges that his obligations under this Agreement shall continue during and after his employment by the Windsor until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.  This provision does not apply to Confidential Information which Executive is required to disclose pursuant to an order of a court of competent jurisdiction; provided that prior to making such disclosure, Executive provides a copy of such order and the proposed disclosure to Windsor and allows Windsor a reasonable opportunity to comment on the proposed disclosure. For purposes of this Section 12, references to “Windsor” automatically include any legal predecessors.

(b)          “Confidential Information” Defined.  For purposes of this Agreement, “Confidential Information” means all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to Windsor or any of its affiliates, including, but not limited to, Windsor’s or its affiliates’ business processes, practices, methods, plans, research, operations, service, strategies, agreements, terms of agreements, potential transactions, negotiations, trade secrets, computer programs, computer software, applications, operating systems, software design, sources of material, supplier information, vendor information, financial information, accounting records, legal information, marketing information, advertising information, pricing information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, sales information, revenue, costs, formulae, customer information, and customer lists.  The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(c)           U.S. Defend Trade Secrets Act Notice of Immunity. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d)          Work Made for Hire. Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with Windsor shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to Windsor. The item will recognize Windsor as the copyright owner, will contain all proper copyright notices, and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(e)        Return of Windsor Property. Immediately on the termination of Executive’s employment, and at any time during Executive’s employment upon request of Windsor, Executive will return to Windsor all property of Windsor and its affiliates (individually and collectively, “Windsor Property”). Windsor Property includes, without limitation: (a) all materials containing Confidential Information (including all copies, summaries or distillations thereof); (b) all electronic equipment, codes, notes, memoranda or data made available or furnished to Executive (including all copies, summaries or distillations thereof), whether or not they contain Confidential Information; (c) all notes, memoranda or data created by Executive during Executive’s employment, whether or not they contain Confidential Information; and (d) all other materials containing any information pertaining to the business of Windsor or its affiliates, or any of their employees, clients, consultants, or business associates, that were acquired by Executive in the course of employment.

(f)          Non-Disparagement. Executive agrees that he will not at any time following the termination of his employment with Windsor, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Windsor, any of its affiliates, or any of its employees, officers, and existing and prospective clients.  Nothing in this Section 12 shall preclude the Executive from reporting information to, or participating in, any investigation or proceeding conducted by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, or any federal, state or local governmental agency or providing truthful testimony as required under the law.

(g)          The parties agree that in the event of a breach by Executive of any of the provisions in this Section 12, that monetary damages alone will not adequately compensate Windsor for its losses and that Windsor shall be entitled to any and all legal or equitable relief available to it, specifically including injunctive relief and Executive shall be liable for all damages, including actual and consequential damages, costs and expenses and legal costs and actual attorney’s fees, incurred by Windsor as a result of taking action to enforce the provisions in this Section 12.

13.	REQUIRED REGULATORY PROVISIONS

Notwithstanding anything herein contained to the contrary, any payments to the Executive by Windsor, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section l 828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

14.	BINDING EFFECT

This Agreement shall be binding upon, and inure to the benefit of, the Executive and Windsor and their respective successors and assigns.  Windsor shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Windsor, expressly and unconditionally to assume and agree to perform Windsor’s obligations under this Agreement, in the same manner and to the same extent that Windsor would be required to perform if no such succession or assignment had taken place. This Agreement requires the personal services of the Executive and may not be assigned by the Executive. The parties hereby designate the Company and Capital Bank, N.A. as a third-party beneficiary of this Agreement, including for the purposes of Section 15, with the Company and Capital Bank, N.A. having the right to enforce this Agreement, including Section 15.

15.	ENTIRE AGREEMENT MODIFICATION AND WAIVER

This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.  For further clarity, the parties expressly agree that the Prior Employment and Change in Control Agreement shall be terminated and of no further force or effect upon and after the Effective Date, it being the intent of the parties that this Agreement replaces the Prior Employment and Change in Control Agreement. Executive hereby waives any and all rights in and benefits set forth in the Prior Employment and Change in Control Agreement and agrees that no payout of any bonus, change in control, severance or similar payment under the Prior Employment and Change in Control Agreement is due Executive from Capital Bank, N.A., the Company, IFH, Windsor, West Town Bank & Trust or any other party as a result of the Transaction or otherwise.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW AND FORUM

This Agreement shall be governed by the laws of the State of Maryland but only to the extent not superseded by federal law.  To the extent any claim or dispute is not subject to exclusive arbitration pursuant to Section 19, the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the applicable state or federal courts sitting in the State of Maryland located in Montgomery County, and irrevocably waive, to the fullest extent permitted by law, any objection which such part may now or hereafter have to the laying of the venue of any such court or that such proceeding has been brought in an inconvenient forum.

19.	ARBITRATION

Other than for injunctive actions pertaining to provisions Sections 11 and 12, to the extent permitted by law, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by Windsor, one of whom shall be selected by the Executive and the third of whom shall be selected by the other two arbitrators.  The panel shall sit in a location within fifty (50) miles from the location of the main office of Windsor, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

20.	PAYMENT OF LEGAL FEES

In the event of a dispute regarding this Agreement, the prevailing party may be entitled to reasonable legal fees paid or incurred.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, Windsor has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement, on the day and date first above written.

WINDSOR ADVANTAGE, LLC
By: Integrated Financial Holdings, Inc., its sole member

9/18/2024	By:	/s/ Marc McConnell
Date		Marc McConnell

EXECUTIVE

9/18/2024	By:	/s/ Michael Breckheimer
Date		Michael Breckheimer

Acknowledged:
Capital Bancorp, Inc.

	By:	/s/ Edward F. Barry
Edward F. Barry, CEO

Agreed and Acknowledged:
Capital Bank, N.A.

	By:	/s/ Edward F. Barry
Edward F. Barry, CEO

[Signature Page to Employment Agreement]